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                                                                      Exhibit 99



     FOR IMMEDIATE RELEASE

     Contact:  Tricia Drennan
     Director of Corporate Communications and Investor Relations
     (703) 873-2390 (phone)
     (703) 873-2300 (fax)
     tricia_drennan@lcc.com


     LCC INTERNATIONAL, INC. ANNOUNCES THE APPOINTMENT OF A NEW PRESIDENT AND CHIEF EXECUTIVE OFFICER

     McLEAN, VIRGINIA, January 20, 1998 - LCC International, Inc. (NASDAQ:
     LCCI), one of the world's largest providers of radio frequency engineering and network implementation services and products to the international wireless telecommunications industry, today announced that Dr. Geoffrey Scott Carroll will join the Company as its new President and Chief Executive Officer and member of the Company's Board of Directors. Dr. Carroll will replace Mr. Piyush Sodha, whose resignation was announced by the Company on January 8.

     Rajendra Singh, Founder and Chairman of the Board, said, "We are delighted to welcome Geoffrey aboard. Geoffrey's energetic entrepreneurial spirit complements the Company's way of doing business. He is a seasoned, well-respected leader in whom I have total confidence to manage LCC's current business. His proven track record of leveraging a company's core competencies and customer base into new markets and new lines of business will be a great asset to LCC."

     Carroll, most recently served as Chief Executive Officer of Origin B.V., the information technology (IT) services subsidiary of Philips N.V., Europe's largest electronics manufacturer. Based in Brussels, Belgium, Carroll was responsible for the integration and merger of Philips Communications & Processing with BSO/Origin, creating one of the 10 largest IT services companies in the world, and one of the largest in Europe, with revenues in excess of $2 billion.

      Prior to Origin, Carroll spent six years with Electronic Data Systems
     (EDS) holding the positions of Group Executive for Europe, Member of the EDS Europe Board of Directors and President of Northern Europe.
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      While at EDS, Carroll was a member of a three person Executive Committee which was responsible for all of EDS's business in Europe, including more than $2 billion in annual revenues and 18,000 people. Carroll was one of the pioneers of outsourcing in Europe and one of the primary architects of EDS's explosive growth in Europe in the `90s. He was responsible for bringing in more than $4 billion in contract backlog and was the engineer behind a number of industry leading contracts within the European IT services field. The approximately $1.5 billion, 10 year agreement with the KF Group in Sweden was the largest IT services contract in the industry outside of the United States. Carroll was also the father of CoSourcingSM, one of the primary service pillars of EDS's approach to today's global marketplace.

      Carroll has spent his entire career in the advanced technology fields. Prior to EDS he was Managing Director of the Worldwide Government and Public Sector business for Wang Laboratories where he built their largest vertical industry SBU. Before that, he was the Manager of Europe, Middle East and Africa operations for Honeywell High-Tech Trading. He started his career working for the European Economic Community as the economic and financial advisor to the EC Ambassador to the U.S. Government. In this role he was involved in many trade negotiations between the EC and the U.S. Government.

      Singh continued, "Geoffrey Carroll not only has the vision to help LCC realize its goals of leveraging its current business and expanding those businesses into new markets, but has had hands on experience in growing a
      company's market capitalization.   He has the background and skill set
      necessary to bring LCC into its next stage of development. I am confident that with Geoffrey at the head of our strong and dedicated senior management team, LCC is well positioned to execute our growth strategy."

      "I am very impressed with LCC's robust core service and product offerings and with its high quality global customer base. I am extremely excited about both the numerous new and untapped business opportunities within the international wireless telecommunications industry, and the opportunity to contribute to the increasing competitiveness of LCC's customers," said Carroll.

      Dr. Carroll holds a Ph.D. in International Business Economics from the University of London, a MA in International Economics from The Johns Hopkins School of Advanced International Studies and a BA in Economics and Business Administration from Wittenberg University. Carroll has dual Scottish and American backgrounds and speaks four languages. He
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      is the author of numerous articles and speeches on the IT services industry and his most recent effort is as one of the contributing authors of the recently released book Outsourcing in der Informations-Technologie, published by Campus Verlag in Frankfurt, Germany.

      LCC International, Inc. (http://www.lcc.com) is one of the world's largest providers of radio frequency engineering, network implementation and optimization services and products to the international wireless telecommunications industry. Headquartered just outside Washington, D.C. in McLean, Virginia with regional headquarters in Skarer, Norway, Sao Paulo, Brazil, and Singapore, the company has provided services and products for more than 200 wireless networks in more than 40 countries worldwide.

      CoSourcing is a service mark of Electronic Data Systems Corporation.

      Note to editor:  Photo available upon request

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